Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-4 (Amendment No. 2) of our report dated March 14, 2025, with respect to our audits of the consolidated financial statements of Zhong Guo Liang Tou Group Limited and its subsidiaries as of December 31, 2024 and 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Kaida CPA & Co

Hong Kong, China

March 17, 2025